EX-99.77J REVALUATION

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended April 30, 2015, the SiM Dynamic Allocation Equity Income Fund made the following permanent tax adjustments on the statement of assets and liabilities:

Undistributed
Accumulated Net

Net Investment
Realized

Income
Gain/(Loss)
Paid-in Capital
Equity Income Fund

$10,266
$(10,266)
$  -

The reclassifications have no effect on net assets or net asset value per share.

For the year ended April 30, 2015, the Logan Capital Funds made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed
Accumulated Net

Net Investment
Realized

Income
Gain
Paid-in Capital
Large Cap Growth Fund

$106,506
$-
$(106,506)
Long/Short Fund

$99,931
$(15,392)
$(84,539)

The reclassifications have no effect on net assets or net asset value per share.